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COMMUNITY CENTRAL BANK CORPORATION
FORM 10-Q (continued)

                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS

                                Three Months Ended       Nine Months Ended
                                    September 30,          September 30,
                                 2006        2005        2006        2005
                                ------      ------      ------      ------
                                  (in thousands, except per share data)
BASIC

Net Income                      $  610      $  751      $1,944      $2,333
/ Weighted Average Shares        3,834       3,804       3,825       3,584
                                ------      ------      ------      ------
Basic Earnings Per Share        $ 0.16      $ 0.20      $ 0.51      $ 0.65
                                ======      ======      ======      ======

DILUTED

Net Income                      $  610      $  751      $1,944      $2,333
/ Weighted Average Shares        3,894       3,903       3,889       3,680
                                ------      ------      ------      ------
Diluted Earnings Per Share      $ 0.16      $ 0.19      $ 0.50      $ 0.63
                                ======      ======      ======      ======

Notes:

   - Weighted average shares outstanding have been adjusted to reflect the 5% stock dividend in June of 2006.

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